UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 4, 2017

pSivida Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-51122	26-2774444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Pleasant Street Watertown, MA		02472
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 926-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2017, the Compensation Committee of the Board of Directors (the “Committee”) of pSivida Corp. (the “Company”) granted Leonard Ross, the Company’s Vice President of Finance, a one-time retention bonus in the amount of $131,446.00 (the “One-Time Retention Bonus”), which is equal to 50% of Mr. Ross’ annual base salary. Pursuant to a retention bonus letter delivered to Mr. Ross, so long as Mr. Ross is employed by the Company as of December 22, 2017 (the “End Date”), Mr. Ross will receive (a) one-half of the amount of the One-Time Retention Bonus in a cash lump sum (less applicable withholding and payroll taxes) in the last payroll cycle in December 2017, and (b) one-half of the amount of the One-Time Retention Bonus in the form of restricted stock units (“RSUs”), which will be granted to Mr. Ross on (or within 30 days after) the End Date. The number of RSUs that will be granted to Mr. Ross will be based upon the fair market value of the Company’s common stock on the End Date, as determined by the Committee. The RSUs will vest over a one-year period following the grant date and will be subject to the terms and conditions set forth in the Company’s 2016 Incentive Plan and the award agreement.

The foregoing description of the retention bonus letter is not complete and is qualified in its entirety by reference to the retention bonus letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Retention Bonus Letter, dated January 5, 2017, by and between pSivida Corp. and Leonard Ross.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

pSivida Corp.

Date: January 10, 2017	By:	/s/ Nancy Lurker
	Name:	Nancy Lurker
	Title	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document

10.1	Retention Bonus Letter, dated January 5, 2017, by and between pSivida Corp. and Leonard Ross.